UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 2, 2008
DRI Corporation
(Exact Name of Registrant as Specified in Charter)

North Carolina (State or Other Jurisdiction of Incorporation)	000-28539 (Commission File Number)	56-1362926 (IRS Employer Identification No.)

5949 Sherry Lane, Suite 1050 Dallas, Texas (Address of Principal Executive Offices)	75225 (Zip Code)

Registrant’s telephone number, including area code: (214) 378-8992
Not applicable.
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 Termination of a Definitive Material Agreement.
DRI Corporation (“the Company”) received notice on January 2, 2008 that its contractual relationship with The Castleton Group (“Castleton”), a professional employment organization (“PEO”) and the employer of record for all of the Company’s USA based workforce, was terminated effective November 30, 2007, which date coincides with the pay period end date of the Company’s final payroll processed by Castleton. Castleton had been deemed insolvent by the North Carolina Department of Insurance, and on December 22, 2007, Castleton filed for Chapter 7 Bankruptcy in the Eastern District of North Carolina. In the absence of a clear termination notice from Castleton, the Company took responsibility for payroll obligations for its workforce after November 30, 2007 in order to insure there was no payment interruption, even though Castleton was still contractually responsible for these obligations. Additionally Castleton may have failed to properly discharge its responsibilities in certain other respects as related to its contractual responsibilities while the Company believes it has fully complied with all of its responsibilities and obligations. In light of these events, after the effective date of the termination of its contractual relationship with Castleton, the Company has performed substantially similar services as those which have been historically provided by Castleton and believes that it can continue to do so without any significant expense to the Company or adverse service interruptions for its customers and clients. In some instances, this transition will involve the Company entering into new employment agreements with certain of its employees and executive officers.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

DRI CORPORATION
Date: January 7, 2008	By:	/s/ Stephen P. Slay
Stephen P. Slay
Vice President, Chief Financial Officer, Treasurer, and Secretary